UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 12, 2007

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On July 12, 2007, Graco Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as agent (the “Agent”) and a lender, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Bank of America, N.A., as lenders, and other Banks from time to time party thereto. The Credit Agreement provides the Company and certain of its subsidiaries access to a $250 million unsecured revolving credit facility until July 12, 2012. The size of the credit facility may be increased by $150 million upon exercise of an accordion feature. Borrowings under the Credit Agreement may be denominated in U.S. Dollars or certain other currencies. Outstanding loans in currencies other than U.S. Dollars cannot exceed $100 million in the aggregate.

Loans denominated in U.S. Dollars may be, at the Company’s option, either base rate loans or floating or fixed LIBOR rate loans. Loans denominated in currencies other than U.S. Dollars will be fixed LIBOR rate loans. Base rate loans bear interest at a rate per annum equal to the higher of (i) the rate of interest from time to time announced by the Agent as its prime rate, or (ii) the federal funds effective rate plus 0.50%. In general, floating and fixed LIBOR rate loans bear interest at a rate per annum equal to LIBOR, plus a margin ranging from 0.230% to 0.570%, depending on the Company’s cash flow leverage ratio.

In addition to paying interest on the outstanding loans, the Company is required to pay a facility fee on the full amount of the loan commitments (whether used or unused) at a rate per annum ranging from 0.07% to 0.15%, depending on the Company’s cash flow leverage ratio.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to covenants restricting the Company’s and its subsidiaries’ ability to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey all or any substantial part of their assets, (iii) make any material change in the nature of the core business of the Company, (iv) make certain investments, or (v) incur secured indebtedness. The Credit Agreement also requires the Company to maintain a cash flow leverage ratio of not more than 3.25 to 1.00 and an interest coverage ratio of not less than 3.00 to 1.00. A change in control of the Company will constitute an event of default under the Credit Agreement.

The full terms and conditions of the credit facility are set forth in the Credit Agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. On July 12, 2007, the Company issued a news release announcing the credit facility. A copy of the news release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 1.02.   Termination of a Material Definitive Agreement.

Also on July 12, 2007, in connection with the execution of the Credit Agreement described above under Item 1.01, the Company terminated its credit agreement dated March 29, 2006, with Wachovia Bank, National Association, and its credit agreement dated July 10, 2006, with U.S. Bank National Association, both effective July 12, 2007.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the Credit Agreement is hereby incorporated by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

10.1	Credit Agreement dated as of July 12, 2007.

99.1	News Release dated July 12, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	July 18, 2007	By:	/s/Karen Park Gallivan
Karen Park Gallivan
		Its:	Vice President, General Counsel and Secretary